Exhibit 99.2

Schick Technologies Announces Special Meeting of Shareholders to Vote on Merger with Sirona Dental Systems

Long Island City, NY, May 16, 2006 -- Schick Technologies, Inc. (NASDAQ: SCHK) today announced that the special meeting of shareholders to vote on the previously-announced exchange agreement with Sirona Dental Systems (the "Agreement") has been scheduled for 10:00 a.m., Eastern Daylight Time, on June 14, 2006. Shareholders of record as of the close of business on May 3, 2006 will be entitled to notice of, and to vote at, the special meeting. The meeting will be held at the Company's offices, located at 30-00 47th Avenue, 5th Floor, Long Island City, New York.

The Company expects the merger to close on or about June 20, 2006.

The Company also announced today that a special cash dividend of $2.50 per share of Common Stock has been declared by its Board of Directors, subject to shareholder approval of the Agreement. The Company's shareholders of record as of the close of business on June 19, 2006 will receive the special cash dividend approximately 2 business days following the closing of the merger.

Jeffrey T. Slovin, President and Chief Executive Officer, commented, "We are excited to have reached this threshold. We believe that Schick's leading position in digital intra-oral imaging systems in North America, together with Sirona's leading position in CEREC CAD/CAM restoration equipment, panoramic and intra-oral imaging systems, treatment centers and instruments worldwide will create a winning combination and exciting opportunity for our Company, our shareholders, our employees and the entire dental market. Together with Sirona, we command an extraordinary level of brand recognition around the world. We look forward to presenting the proposed merger to our shareholders for their approval."

On May 11, 2006, the Company amended the Agreement so as to extend for 30 days, until June 30, 2006, the date after which the Company or Sirona’s shareholder may terminate the Agreement if the merger has not yet closed.

In connection with the proposed merger, on May 16. 2006, the Company filed its Definitive Proxy Statement with the Securities and Exchange Commission and will be mailing proxy materials to its shareholders beginning on or about May 16, 2006. These materials contain important information concerning the proposed transaction and we caution shareholders to carefully review them before making a decision concerning the transaction. You may obtain a copy of the Definitive Proxy Statement free of charge at the SEC's website, http://www.sec.gov and at the Company's website, http://www.schicktech.com.

About Schick

SCHICK, an ISO 9001 certified company, designs, develops, and manufactures innovative digital radiographic imaging systems and devices for the dental market. Schick’s products, which are based on proprietary digital imaging technologies, create instant high-resolution radiographs and offer significant advantages over conventional x-ray devices. Schick’s headquarters are located in Long Island City, New York. Visit http://www.Schicktech.com for more information about Schick and its products.

About Sirona

Recognized as one of the world’s leading manufacturers of high quality dental equipment and technologies, Sirona (formerly Siemens Dental) has served equipment dealers and dentists worldwide for more than 125 years. Sirona develops, manufactures, and markets a complete line of dental products, including the CEREC CAD/CAM restoration equipment, digital and film-based intra-oral, panoramic and cephalometric X-ray imaging systems, dental treatment centers and instruments. Sirona is committed to creating and supporting the most advanced dental technologies in the marketplace. Sirona's worldwide headquarters are located in Bensheim, Germany, with U.S. offices in Charlotte, North Carolina. In 2005, Sirona completed a management buyout with Madison Dearborn Partners, LLC and Beecken Petty O’Keefe and Company, two leading Chicago-based private equity firms. Visit http://www.Sirona.com for more information about Sirona and its products.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Words such as "intend," "may," "believe," "will," "expect," "anticipate" and other similar statements of a forward-looking nature identify forward-looking statements within the meaning of the Act. Some or all of the results anticipated by these forward-looking statements may not occur and are based on the Company's current expectations and beliefs, and involve a number of risks and uncertainties that could cause actual results to differ materially from those stated or implied by the forward-looking statements. Those risks and uncertainties include, but are not limited to: 1) the possibility that the Company may be unable to obtain shareholder approval required in connection with the proposed transaction or that such approval may take longer to obtain than expected; 2) difficulties that may be encountered in successfully integrating the businesses and operations of Schick and Sirona; 3) the effects of competition; 4) the effects of general economic and other factors beyond the control of Schick and Sirona; and 5) other risks and uncertainties described from time to time in the Company's public filings with the SEC.

Schick Technologies and its directors and executive officers and other members of its management and employees, may be deemed to be participants in the solicitation of proxies from shareholders of Schick in connection with the proposed transaction. Information about the directors and executive officers of Schick and their ownership of Schick stock is set forth in Schick's Proxy Statement filed with the SEC in connection with its Annual Shareholders Meeting for fiscal 2005. Additional information regarding the interests of participants in the solicitation is set forth in the definitive Proxy Statement that has been filed with the SEC, and will be mailed to shareholders, in connection with the proposed transaction.

In connection with the proposed transaction, UBS Investment Bank has acted as exclusive financial advisor and Dorsey & Whitney LLP has acted as legal advisor to Schick. JP Morgan acted as exclusive financial advisor and Kirkland & Ellis LLP has acted as legal advisor to Sirona.

Contact: Kevin McGrath, Cameron Associates, 212-245-4577

Kevin@cameronassoc.com